Exhibit 5.1

Yvan-Claude Pierre

T: +1 212-479-6721

ypierre@cooley.com

May 13, 2016

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

You have requested our opinion, as counsel to Oncobiologics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 249,510 shares (the “2011 Plan Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s 2011 Stock Incentive Plan (the “2011 Plan”), (ii) 1,246,377 shares (the “2015 Plan Shares”) of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), and (ii) 289,855 shares (together with the 2011 Plan Shares and the 2015 Plan Shares, the “Shares”) of Common Stock pursuant to the Company’s 2016 Employee Stock Purchase Plan (together with the 2011 Plan and 2015 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

1114 Avenue of the Americas, New York, New York, 10036-7798 T: (212) 479 -6000 F: (212) 479 -6275 www.cooley.com

Yvan-Claude Pierre

T: +1 212-479-6721

ypierre@cooley.com

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

1114 Avenue of the Americas, New York, New York, 10036-7798 T: (212) 479 -6000 F: (212) 479 -6275 www.cooley.com